For:	Alamo Group Inc.

Contact:	Agnes Kamps
Executive Vice President & CFO
830-372-9615

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES FINANCIAL RESULTS
FOR THE FIRST QUARTER OF 2024

SEGUIN, Texas, May 2, 2024 -- Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2024.

Highlights for the Quarter

•Record net sales of $425.6 million, up 3.4%
◦Industrial Equipment net sales of $201.8 million, up 29.9%
◦Vegetation Management net sales of $223.7 million, down 12.7%
•Income from operations of $47.0 million, 11.0% of net sales
•Net income of $32.1 million
•First quarter EPS of $2.67 per share
•Trailing twelve-month EBITDA of $246.2 million, stable versus record year-end 2023(1)
•Total debt net of cash improved $62.2 million or 23.8% compared to first quarter 2023(1)
•Backlog remained elevated at $831.3 million at the end of the first quarter 2024

Results for the Quarter

Record first quarter 2024 net sales of $425.6 million increased 3.4% compared to $411.8 million in the first quarter of 2023. Gross margin of $111.6 million or 26.2% of net sales softened by $0.9 million or 0.8% versus the first quarter of 2023. The reduction in gross margin was driven by a less favorable mix on higher new equipment sales in Industrial Equipment and lower efficiencies in Vegetation Management.

ALAMO GROUP ANNOUNCES 2024 FIRST QUARTER SALES AND EARNINGS Page 2

Net income was $32.1 million, or $2.67 per diluted share, compared to $33.3 million or $2.79 per diluted share in the first quarter of 2023. The Company's backlog at the end of the first quarter remained elevated at $831.3 million, although down slightly from the end of 2023.

Comments on Results
Jeff Leonard, Alamo Group’s President, and Chief Executive Officer commented, “Our first quarter results were broadly in line with expectations as governmental and industrial markets continued to display significant strength. Ongoing investment in renewal of governmental maintenance equipment fleets resulted in brisk quoting and increased ordering activity during the quarter. Governmental markets for our Vegetation Management Division were also strong during the first quarter, especially in North America. Non-governmental markets for our Vegetation Management Division remained under pressure continuing the pattern we experienced in the fourth quarter of 2023.

"We were very pleased that our Industrial Equipment Division had another outstanding quarter marked by sharply higher sales and improved efficiencies. This Division’s order bookings were 25% higher than the first quarter of 2023 and the increase was consistent across all the Division’s product lines. Industrial Equipment order backlog increased by 17% to nearly $560 million. Higher sales, combined with further improvement in supply chain performance, drove the Division’s operating efficiencies higher and produced a 440 basis-point expansion of operating margin. Given its strong momentum and record backlog, the outlook for this Division looks quite positive for the balance of this year at least.

"The Vegetation Management Division continued to confront market headwinds during the quarter. Reflecting the higher for longer rate environment in the U.S., sales declined in its North American Forestry/Tree Care and Hobby Farm/Ranch groups as elevated interest rates continued to negatively impact dealer retail sales and kept channel inventory stubbornly high. Notably, this Division’s sales to governmental agencies increased solidly in Europe and the UK and increased even more strongly in North America compared to the same period of 2023. The Division’s first quarter operating margin declined by 450 basis points primarily due to lower sales volume that slowed its production cadence and adversely impacted production efficiency. To protect operating margin, this Division initiated actions to reduce capacity at its largest facilities that produce forestry, tree care and agricultural equipment and announced its intention to discontinue operations at a facility that produces parts for classic agricultural products. The Division ended the quarter with a backlog of $271.8 million, still higher than pre-pandemic levels.

Supply chain performance broadly continued to improve during the quarter although challenges persisted in a few areas such as truck chassis frames, transmissions, other truck components and certain types of hydraulic equipment. More positively, prices for purchased components stabilized and purchased material

ALAMO GROUP ANNOUNCES 2024 FIRST QUARTER SALES AND EARNINGS Page 3

cost variances moderated during the first quarter. Prices for some of the specialty steels we use to produce our products have returned to levels last recorded in the first quarter of 2021.

"Given the mixed market conditions we experienced in the first quarter, we were pleased with the results reported today. As we expected, substantially improved performance in Industrial Equipment largely offset the impact of the headwinds in Vegetation Management. Our outlook for the balance of 2024 is, however, somewhat more cautious than it was when we reported results for the fourth quarter of 2023, given the uncertain interest rate environment. While this is not expected to impact the positive momentum and favorable results from our Industrial Equipment Division, it will likely prolong the current headwinds in Vegetation Management for the balance of the year and delay the anticipated correction in channel inventory. We will therefore continue to take determined actions to defend operating margin for the balance of 2024. We also believe that the Company’s results for the first quarter nicely highlight the strength of our brands, the resilience of our broad product portfolio and the diverse markets we serve. We remain focused on efficiently executing our long-term strategy, and therefore remain optimistic about the Company’s future prospects."

Earnings Conference Call
The Company will host a conference call to discuss the results on Friday, May 3, 2024 at 10:00 a.m. ET. Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial (877) 317-6789 (domestic) or
(412) 317-6789 (international). For interested individuals unable to join the call, a replay will be available until Friday, May 10, 2024, by dialing (877) 344-7529 (domestic) or (412) 317-0088 (internationally), passcode 9093220.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events and Presentations”) on Friday, May 3, 2024 beginning at 10:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.
About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for vegetation management, infrastructure maintenance and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has

ALAMO GROUP ANNOUNCES 2024 FIRST QUARTER SALES AND EARNINGS Page 4

approximately 4,250 employees and operates 29 plants in North America, Europe, Australia and Brazil as of March 31, 2024. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, increasing costs due to inflation, disease outbreaks, geopolitical risks, including effects of the war in the Ukraine and the Middle East, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
# # #
(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results.  For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2024	March 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$121,802	$109,320
Accounts receivable, net	392,940	363,525
Inventories	384,488	362,593
Other current assets	16,301	9,978
Total current assets	915,531	845,416

Rental equipment, net	43,102	36,125

Property, plant and equipment	164,810	158,388

Goodwill	205,452	196,533
Intangible assets	163,909	167,832
Other non-current assets	26,616	24,918

Total assets	$1,519,420	$1,429,212

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$103,409	$101,549
Income taxes payable	17,596	14,801
Accrued liabilities	77,349	72,890
Current maturities of long-term debt and finance lease obligations	15,008	15,008
Total current liabilities	213,362	204,248

Long-term debt, net of current maturities	306,525	356,259
Long-term tax liability	2,633	3,781
Other long-term liabilities	24,335	23,628
Deferred income taxes	16,009	18,948

Total stockholders’ equity	956,556	822,348

Total liabilities and stockholders’ equity	$1,519,420	$1,429,212

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	3/31/2024	3/31/2023
Net sales:
Vegetation Management	$223,747	$256,435
Industrial Equipment	201,839	155,336
Total net sales	425,586	411,771

Cost of sales	313,954	299,264
Gross margin	111,632	112,507
	26.2%	27.3%

Selling, general and administration expense	60,594	59,668
Amortization expense	4,059	3,815
Income from operations	46,979	49,024
	11.0%	11.9%

Interest expense	(6,091)	(5,940)
Interest income	801	383
Other income (expense)	98	1,002

Income before income taxes	41,787	44,469
Provision for income taxes	9,667	11,120

Net Income	$32,120	$33,349

Net income per common share:

Basic	$2.69	$2.80

Diluted	$2.67	$2.79

Average common shares:
Basic	11,944	11,899

Diluted	12,020	11,962

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 2 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") which is a non-GAAP financial measure. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance. Attachment 3 reflects Division performance inclusive of non-GAAP financial measures such as backlog and earnings before interest, tax, depreciation and amortization ("EBITDA").

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended March 31,			Change due to currency translation
	2024	2023	% change from 2023	$	%

Vegetation Management	$223,747	$256,435	(12.7)%	$2,200	0.9%
Industrial Equipment	201,839	155,336	29.9%	269	0.2%
Total net sales	$425,586	$411,771	3.4%	$2,469	0.6%

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash
	March 31, 2024	March 31, 2023	Net Change

Current maturities	$15,008	$15,008
Long-term debt,net of current	306,525	356,259
Total debt	$321,533	$371,267

Total cash	121,802	109,320
Total Debt Net of Cash	$199,731	$261,947	$(62,216)

EBITDA
	Three Months Ended		Trailing Twelve Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	December 31, 2023

Income from operations	$46,979	$49,024	$195,922	$197,967
Depreciation	8,935	7,626	33,763	32,454
Amortization	4,235	3,991	16,466	16,222
EBITDA	$60,149	$60,641	$246,151	$246,643

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Vegetation Management Division Performance

	Three Months Ended March 31,
	2024	2023

Backlog	$271,805	$517,958

Net Sales	223,747	256,435

Income from Operations	21,679	36,508
	9.7%	14.2%

Depreciation	4,333	3,591
Amortization	3,043	3,039

EBITDA	29,055	43,138
	13.0%	16.8%

Industrial Equipment Division Performance

	Three Months Ended March 31,
	2024	2023

Backlog	$559,497	$476,832

Net Sales	201,839	155,336

Income from Operations	25,300	12,516
	12.5%	8.1%

Depreciation	4,602	4,035
Amortization	1,192	952

EBITDA	31,094	17,503
	15.4%	11.3%